EMPLOYMENT AGREEMENT

        This Employment Agreement (the “Agreement”) is entered into as of the date below first written by and between AMERICAN SAFETY INSURANCE SERVICES, INC.., a Georgia corporation (the “Company”) and STEPHEN R. CRIM, a resident of the State of Georgia (the “Employee”).

W I T N E S S E T H:

        Whereas, the Company desires to retain the services of the Employee and the Employee desires to continue to provide his services as President and Chief Executive Officer of the Company according to the provisions set forth hereinbelow;

        Whereas, the Company and the Employee agree that their mutual best interests can be best served by entering into this Agreement;

        Now, Therefore, in consideration of these premises and the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  EMPLOYMENT

  The Company hereby employs the Employee as its President and Chief Executive Officer and the Employee hereby accepts such employment under and subject to the terms and conditions of this Agreement. The Employee represents and warrants that he has the right, power and authority to enter into this Agreement and that he is under no prohibition regarding his performance hereunder. The Company represents and warrants that it has the right, power and authority to enter into this Agreement.

  DUTIES.

    The Employee shall competently and diligently manage the daily operations and perform the normal duties and responsibilities of the President and Chief Executive Officer of the Company which is engaged in providing insurance management, insurance and reinsurance underwriting services, loss control services, marketing to clients, and such other related duties and responsibilities consistent with the foregoing as may be reasonably assigned to him from time to time by the board of directors of the Company (the “Board of Directors”).

    The Employee shall timely report to the Board of Directors as may be reasonably requested of the Employee.

    The Employee shall devote his full time, skills and best efforts to the performance of his duties hereunder, to the exclusion of all other employment activities, except as otherwise provided in this Agreement; provided, however, that the Employee may manage his own passive investments so long as such management does not interfere materially with the performance of his duties hereunder.

    The Employee shall generally perform his duties from the offices of the Company which are located in the metropolitan area of Atlanta, Georgia, and the Employee shall not be required to relocate his office unless mutually approved by the Board of Directors and the Employee.

    During the term of this Agreement, the Employee acknowledges that he may also serve as President and/or Chief Executive Officer of the Company’s corporate parent(s), American Safety Holdings Corp. (“AS Holdings”) and American Safety Insurance Group, Ltd. (“ASIG”), or subsidiaries as the parties may mutually agree. The Employee shall receive no additional cash or equity compensation for acting in such other capacities.

    The Company shall indemnify and hold harmless the Employee from and against all claims, suits, judgments and damages asserted or claimed by affiliated or unaffiliated third persons or entities, arising out of the Employee’s good faith efforts to implement the policies and procedures of the Company (and any other companies or corporate affiliates pursuant to Paragraph 2(e) hereof). However, such indemnification shall not arise as a result of any action or failure to act by the Employee through his gross negligence, willful misconduct or breach of duty of loyalty in connection with performance of his duties under this Agreement. The Employee shall not be held responsible or liable to the Company (and any other companies or corporate affiliates pursuant to Paragraph 2(e) hereof) for any losses or errors or omissions arising out of the performance of his duties in accordance with the policies and procedures of the Company (and any other companies or corporate affiliates pursuant to Paragraph 2(e) hereof) as communicated to the Employee from time to time in writing, except as a result of any action or failure to act by the Employee through his gross negligence, willful misconduct or breach of duty of loyalty in connection with the performance of his duties under this Agreement.

  COMPENSATION.

    In consideration of the services rendered by the Employee under this Agreement, the Company shall pay the Employee a salary of $275,000 per year during the first twelve (12) months of this Agreement, $300,000 per year during the second twelve (12) months of this Agreement and $325,000 during the third twelve (12) months of this Agreement, which salary shall be paid in equal installments in arrears on a twice-monthly basis.

    The Employee shall be entitled to a car allowance of $1,000 per month.

    The Employee shall be entitled to receive a bonus, based on the profitability of the insurance operations of ASIG and its subsidiaries on a group basis calculated as follows:

      During the period of employment hereunder, 35% of the Bonus Plan for senior executive employees established each year by the Board of Directors.
      The bonus, as calculated hereinabove, will be calculated on the insurance operations and results of ASIG and its subsidiaries on a group basis for each fiscal year ended December 31 in accordance with the formula or other criteria formula determined annually by the Board of Directors and will be paid by March 31 following the fiscal year to which the bonus applies.

  OTHER BENEFITS.The Employee shall be entitled to the following fringe benefits and any other such benefits which may be approved by the Board of Directors from time to time during the term of this Agreement:

    Insurance Benefits. Employee shall be entitled to participate in such major medical health insurance, accident and long term disability insurance, and life insurance programs as the Company may from time to time make available to its senior executive employees. In addition, the Company may purchase and maintain during the term of this Agreement at least a $1,000,000 key-man life insurance policy on the Employee for the benefit of the Company. The Employee agrees to submit to medical examinations for such insurance and supply such information as may be required in connection therewith.

    Stock Option Programs. The Employee shall be eligible to participate in all stock option plans which the Company may from time to time make available to the senior executive employees of the Company. The Employee shall be entitled to receive 35% of the number of options grated each year by its Board of Directors to the senior executive employees. The Employee shall also make recommendations to the Board of Directors regarding the grant of stock options to other senior executive employees of the Company. All option grants will each vest over a period of years to be determined (not more than three (3) years), consistent with the terms of the ASI stock option plan.

    Vacation. The Employee shall be entitled to four (4) weeks of vacation during each fiscal year period of employment hereunder. The Employee agrees that he shall schedule such vacation time so as not to materially impair the performance of the Employee’s duties hereunder. Any unused vacation time during the term hereof must be used within six (6) months from the end of each fiscal year period hereunder and if not used such unused vacation time shall not accrue for use in any subsequent period. Subject to the foregoing sentence, payment shall be made for accrued and unused vacation time through the date of termination of this Agreement.

    Business Expenses. The Company shall reimburse the Employee within ten (10) days of submission of expense statements for all reasonable and necessary business expenses incurred by the Employee in connection with the performance of his duties hereunder and the business affairs of the Company (and any other companies or corporate affiliates pursuant to Paragraph 2(e) hereof). The Employee will present such expense reports in compliance with the procedures established by the Company from time to time.

    Retirement Plan. The Employee shall be able to participate in (i) the Company’s 401(k) profit sharing plan or other retirement plan in accordance with the terms of any such plan; and (ii) other fringe benefit plans available to employees of the Company.

  TERM.

  The term of employment under this Agreement shall commence January 1, 2002 and shall continue through January 1, 2005, unless sooner terminated as provided in this Agreement.

  TERMINATION

    For Cause. This Agreement may be terminated by either party “for cause” upon written notice to the other party specifying in detail the grounds for such termination. In the event of the termination of this Agreement by the Company for cause, the Employee shall be entitled to receive two (2) months salary otherwise payable in equal installments in arrears on a twice-monthly basis. For purposes hereof, the term “for cause” shall mean (i) commission of an act involving fraud, dishonesty, bad faith, embezzlement, theft or a crime in respect of the employee’s employment, or an act of moral turpitude; (ii) failure or inability of the Employee to perform his duties required under this Agreement or breach of trust or loyalty or gross negligence in the performance of the Employee’s employment; (iii) neglect or refusal of the Employee to perform duties assigned or delegated to the Employee by the Board of Directors which are legal and not improper; or (iv) failure or inability of the Company to perform its material obligations under this Agreement.

    Without Cause. This Agreement may be terminated without cause by the Company upon thirty (30) days prior written notice to the Employee. In the event of the termination of this Agreement by the Company without cause, the Employee shall be entitled to receive as damages, subject to the provisions of Paragraph 6(c), the amount of the Employee’s salary otherwise payable during the term of this Agreement in equal installments in arrears on a twice-monthly basis and the bonus, if any, accrued to the end of the fiscal year in which the termination occurs, which bonus shall be payable to the Employee pursuant to Paragraph 3(c).

    Mitigation. The parties acknowledge and agree that the damages, if any, to which the Employee may be entitled as a result of the termination of this Agreement by the Company shall be mitigated by and to the extent of any compensation, income and/or benefits to which the Employee becomes entitled through other employment, work or sources during the balance of the term.

    Change of Control. This Agreement may be terminated by the Employee within one (1) year of the occurrence of an event of a “Change of Control” of either the Company or ASIG, upon ninety (90) days prior written notice to the Company. In such event, the salary and bonus, if any, accrued to the date of termination shall be payable to the Employee pursuant to Paragraph 3(c). For purposes of this Paragraph 6(b), “Change of Control” shall be deemed to have occurred on the earliest of the following dates:

      The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of the outstanding common shares of the Company, ASIG or AS Holdings. For the purposes hereof, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, ASIG or AS Holdings, any subsidiaries of the Company, ASIG or AS Holdings, or any employee benefit plan(s) sponsored or maintained by the Company, ASIG or AS Holdings, or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act;

      The date the shareholders of the Company, ASIG or AS Holdings approve a definitive agreement (A) to merge or consolidate the Company, ASIG or AS Holdings with or into another corporation, in which the Company, ASIG or AS Holdings is not the continuing or surviving corporation or pursuant to which any common shares of the Company, ASIG or AS Holdings would be converted into cash, securities or other property of another corporation, other than a merger of the Company, ASIG or AS Holdings in which holders of common shares immediately prior to the merger have the same proportionate ownership of common shares of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all the assets of the Company, ASIG or AS Holdings; or

      The date there shall have been a change in a majority of the Board of Directors of the Company, ASIG or AS Holdings, within a twenty four (24) month period unless the nomination for election by such shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twenty four (24) month period.

    Effective Date. For purposes of this Article 6, termination shall be deemed to have occurred upon receipt of such notice or the expiration of the applicable notice period, as the case may be. Termination of this Agreement shall not relieve or release the parties from their respective obligations hereunder through such date except as otherwise specifically provided in this Agreement.

    Death. In the event of the death of the Employee, his employment by the Company shall be deemed terminated at the end of the calendar month in which his death occurs, and all subsequent compensation and other benefits under this Agreement shall cease, except as otherwise specifically provided in this Agreement to the contrary. In such event, the salary and bonus, if any, accrued to the date of termination shall be paid to Employee’s estate. Nothing herein shall restrict the Employee’s estate or heirs from any benefits under applicable law.

    Disability.

    In the event of the disability of the Employee for a period in excess of 120 days, such that the Employee is unable to substantially perform his services hereunder, his employment by the Company shall be deemed to terminate at the end of the calendar month which includes the last day of said period, and all subsequent compensation and other benefits under this Agreement shall cease, except as otherwise specifically provided in this Agreement to the contrary. For purposes of this Agreement, “disability” shall mean an illness, injury, or other physical or mental condition of the Employee occurring for a period of 120 consecutive days from commencement or occurrence after the date of this Agreement, which results in the Employee’s inability to perform during such period substantially all of the full-time duties he performed in his capacity as the senior executive employee of Company immediately prior to the commencement or occurrence of such condition, as certified in writing by a medical doctor, selected by the Company, who is competent in the field of medicine to which such condition is related. In such event, the salary and bonus, if any, accrued to the date of termination shall be payable to the Employee pursuant to Section 3(c).

    Voluntary Termination. In the event Employee voluntarily terminates his employment, no accrued bonus, if any, shall be payable to the Employee pursuant to Section 3(c).

  SPECIFIC PERFORMANCE. In the event of a breach of this Agreement, any non-breaching party hereto may maintain an action for a specific performance against the other party hereto who is alleged to have breached any of the terms, conditions, representations, warranties or agreements herein contained and it is hereby further agreed that no objection to the form of action in any proceeding for specific performance of this Agreement shall be raised by any party hereto so that such specific performance of this Agreement may not be obtained by the aggrieved party. Notwithstanding anything contained in this Agreement to the contrary, the foregoing sentence shall not be construed to limit in any manner whatsoever any of the rights and remedies an aggrieved party may have by virtue of any breach of this Agreement.

  NOTICES

  . All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered in person, in which event the notice shall be deemed effective when delivered, or by overnight delivery service providing documentation of receipt, or telexed or telecopied, in which event the notice shall be deemed to have been received on the next business day following delivery to such service or acknowledgment of receipt by recipient’s telex or telecopy machine. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:
  (i)   If to the Company:

         American Safety Insurance Services, Inc.
         Attn: General Counsel
         1845 The Exchange, Suite 200
         Atlanta, Georgia 30339

  (ii)  If to the Employee:

         Stephen R. Crim
         195 Lakeside Drive
         Kennesaw, GA 30144

  Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section.

  ARBITRATION. Upon agreement of the parties hereto at such time, any dispute or disagreement between the parties arising out of this Agreement may be submitted to and determined in binding arbitration in accordance with the Rules for Commercial Arbitration of the American Arbitration Association. All arbitration proceedings shall be conducted in Atlanta, Georgia.

            The arbitration tribunal shall consist of three arbitrators, one each selected by Company and the Employee, and the third selected by the two selected arbitrators. If either Company or the Employee fails to select an arbitrator within thirty (30) days of receipt of a request for selection from the other party or from the American Arbitration Association, or if the arbitrators selected by Company and Employee shall be unable to agree on the selection of the third arbitrator within thirty (30) days of their selection, such arbitrator shall be appointed in accordance with the Rules for Commercial Arbitration of the American Arbitration Association. If any arbitrator shall fail to serve or shall be unable to discharge his or her duties, such arbitrator shall be replaced by the party appointing such arbitrator in the same manner of selection, or if the third arbitrator, in accordance with the above procedure, within thirty (30) days after request from either Company or the Employee.

          The decision rendered by a majority of the members of the arbitration tribunal shall be final and binding upon the parties and may be entered as a judgment in, and enforced by, any court of competent jurisdiction. The prevailing party shall be entitled to recover from the other party all the costs and expenses of the prevailing party incurred in connection with the arbitration, including arbitration fees, reasonable out-of-pocket expenses, reasonable attorneys fees for services before and during the arbitration and any appeal or enforcement thereof. This arbitration provision shall survive the termination or expiration of this Agreement and shall not be extinguished thereby.

  MISCELLANEOUS.

    Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and supersedes all prior promises, representations, inducements, understandings and agreements between the parties, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any corporation with which or into which any corporate party or any successor or subsidiary may be merged or which may succeed to its assets or business, although the obligations of the Employee are personal and may be performed only by such person.

    Headings. The headings or captions of this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

    Severability. The provisions of this Agreement are severable, and invalidity of any provision shall not affect the validity of any other provision.

    Governing Law and Venue. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Georgia, notwithstanding any state’s choice of law rules to the contrary. Further, the parties hereto express and agree that any and all action concerning any dispute arising under this Agreement shall be filed and maintained only in a state or federal court sitting in the counties of Fulton or Cobb in the State of Georgia, and each party hereby consents and submits to the jurisdiction and venue of such state or federal court.

    Waiver. The waiver by a party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

    Attorney’s Fees. In the event litigation shall be necessary to enforce, interpret, or rescind the provisions of this Agreement or relating to matters set forth herein, the prevailing party shall be entitled to recover from the adverse party, in addition to such other relief, the prevailing party’s reasonable attorney’s fees for services before trial, on trial, and on any appeal therefrom.

    Construction. This Agreement is the product of negotiation of and preparation by and among each party. Therefore, the parties acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one party or the other and should be construed accordingly.

    Singular; Gender. Unless the content otherwise requires, whatever used in this Agreement, the singular shall also include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine gender, and vice versa.

    Counterparts. This Agreement may be executed in counterparts, all of which when taken together shall together constitute one and the same document.

    Recitals. The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made part of, this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of January 1, 2002.

COMPANY:                                                     EMPLOYEE:

AMERICAN SAFETY INSURANCE SERVICES, INC.

By:_________________________
                                                             _________________________
Title:______________________                                 STEPHEN R. CRIM